SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 7, 2007

ETHOS ENVIRONMENTAL, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-30237	88-0467241
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)

6800 Gateway Park Drive San Diego, CA 92154
(Address of principal executive offices)
619-575-6800
(Registrant’s Telephone Number)

(Former name or former address, if changed since last report)

Copy of all Communications to:
Luis Carrillo
SteadyLaw Group, LLP
501 W. Broadway, Suite 800
San Diego, CA 92101
main phone: 619.399.3090
fax: 619.330.1888

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

ྑ  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

ྑ  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

ྑ  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

ྑ  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On August 7, 2007, Ethos Environmental, Inc. (the “Company”) entered into a Commercial Property Purchase Agreement and Joint Escrow Instructions (the “Property Sale Agreement”) with Green Bridge Capital Partners, IV, LLC (the “Buyer”). The Property Sale Agreement provides for the sale of the Company’s facility (the “Premises”), located at 6800 Gateway Park Drive in San Diego, California, to the Buyer for a price of $7,875,000 in cash (the “Purchase Price”). The Premises primarily consist of one building with four (4) separate units totaling approximately 60,000 total square feet (which includes more than 14,000 square feet of office space), approximately 60 on-site surface parking spaces, and the underlying land with improvements and all fixtures attached thereto.

Simultaneously, the Company entered into an AIR Commercial Real Estate Association Standard Industrial/Commercial Single Tenant Lease Agreement (the “Lease Agreement”) to lease back the Premises from Buyer. The lease term is 15 years and is tentatively set to commence on October 1, 2007. The base rent per the Lease Agreement is fixed at $63,000 per month, with customary increases, on an annual basis per the terms of the Lease Agreement.

As part of the Property Sale Agreement, and in consideration of the Purchase Price, the Company also entered into a Subscription Agreement (the “Subscription Agreement”) with the Buyer for the sale of 2,500,000 shares of its common stock (the “Shares”) in a private placement. The Purchase Price was allocated as follows: (1) $5,875,000 to the purchase of the Premises and (2) $2,000,000 to the purchase of the Shares. The Company did not pay any placement agent fees or commissions.

Pursuant to the Subscription Agreement, the Investors purchased the Shares at a purchase price of $0.80 per share.

The Shares were issued in a private placement, were not registered under the Securities Act of 1933, as amended (the “Securities Act”) and may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act.

Pursuant to a Registration Rights Agreement (the “Registration Rights Agreement”) between the Company and the Buyer executed simultaneously to the Subscription Agreement, the Company agreed to register for resale under the Securities Act the Shares. The Registration Rights Agreement also provides indemnification and contribution remedies to the Investors in connection with the resale of the Shares pursuant to such registration statement.

In addition, the Registration Rights Agreement provides that in the event the Company has not obtained a Notice of Effectiveness from the Securities and Exchange Commission ("SEC") registering the Shares for resale on or before February 15, 2008 (the "Filing Deadline"), the Buyer shall be entitled to a liquidated damages payment, subject to the terms and conditions of the Registration Rights Agreement, for each 30-day period after the Filing Deadline during which such registration statement has not been declared effective by the SEC.

These foregoing agreements (the “Transaction Documents”) have resulted in the receipt by the Company of approximately $2 million cash in August 2007, which is being used to fund working capital needs. Upon the closing of the Property Purchase Agreement, the balance of the Purchase Price, i.e. $5,875,000, will be used to pay off the existing mortgage on the Premises and to fund working capital needs.

There is no material relationship between the Buyer and the Company or any affiliate, director, officer or associate of the Company.

The foregoing descriptions of the Transaction Documents do not purport to be complete and are qualified in their entirety by reference to such agreements, copies of which are filed hereto, respectively, and incorporated into this report by reference.

Item 2.01  Completion of Acquisition or Disposition of Assets.

As set forth in Item 1.01, on August 7, 2007, the Company entered into the Purchase Agreement in which the Company agreed to sell the Premises to the Buyer for the Purchase Price.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As set forth in Item 1.01, on August 7, 2007, the Company entered into a transaction to sell the Premises and simultaneously entered into the Lease Agreement to lease back such facility under an operating lease once the Property Purchase Agreement closes.

Item 3.02  Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 is incorporated herein by reference.

The 2,500,000 shares of Company common stock issued to the Buyer in the private placement were issued in reliance on Section 4(2) under the Securities Act and Regulation D promulgated thereunder in a transaction not involving a public offering.

Item 9.01 Financial Statements and Exhibits.

(a) Not applicable

(b) Not applicable

(c) Not applicable

(d) Exhibits.

Exhibit No.	Description

10.1	Property Purchase Agreement dated August 7, 2007
10.2	Addendum No. 1 to Property Purchase Agreement dated August 7, 2007
10.3	Lease Agreement dated August 7, 2007
10.4	Addendum No.1 to Lease Agreement dated August 7, 2007
10.5	Addendum No. 2 to Lease Agreement dated August 7, 2007
10.6	Subscription Agreement dated August 7, 2007
10.7	Registration Rights Agreement dated August 7,2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 9, 2007	Ethos Environmental, Inc.

By: /s/ Enrique de Vilmorin Enrique de Vilmorin, President & CEO